EXHIBIT 10.11

ROBERT HALF INC.

Annual Performance Bonus Plan

(As amended and restated effective February 13, 2024)

1. DEFINITIONS. As used in this Plan, the following terms shall have the meanings set forth below:

Adjustment Provisions shall mean the terms and conditions applicable to the adjustment of a Target Bonus based on the performance results for the Performance Goals with respect to a Bonus Year.

Administrator means the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), or such other committee as may be appointed by the Compensation Committee with respect to an Eligible Executive who is not an Executive Officer.

Annual Determination means the Performance Goals, Adjustment Provisions and Target Bonuses determined annually by the Administrator for each Eligible Executive, as described in Section 4 of this Plan.

Award Date means the date that the Administrator makes its written certification of a Bonus pursuant to Section 5 or Section 6.

Board means the Board of Directors of the Company.

Bonus means a Preliminary Bonus, a Final Bonus, or both.

Bonus Year means the fiscal year with respect to which a Bonus is paid pursuant to the Plan.

Clawback Policy means the Robert Half Inc. Clawback Policy, as amended and restated as of July 31, 2023, as it may be amended from time to time.

Company means Robert Half Inc., a Delaware corporation.

Eligible Executive means (a) any executive officer of the Company within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (“Executive Officer”), and (b) any other executive of the Company who has senior management functions and responsibilities. An Eligible Executive must be designated by the Administrator in order to be eligible to participate in the Plan.

Final Bonus means the Year‑End Bonus less the Preliminary Bonus, but only if such number is greater than zero.

Performance Goal shall mean one or more of the following objective measurable performance factors, and any adjustments thereto, as determined by the Administrator with respect to a Bonus Year: (i) operating income; (ii) pre‑tax or after‑tax earnings; (iii) cash flow; (iv) sales or revenue; (v) expenses; (vi) gross or net profit margin; (vii) working capital; (viii) return on equity or assets; (ix) earnings per share; (x) stock price; (xi) price/earnings ratio; (xii) debt or debt-to-equity; (xiii) writeoffs; (xiv) cash; (xv) assets; (xvi) total shareholder return (xvii) liquidity, (xviii) individual goals based on job responsibilities as selected by the Administrator and /or (xix) similar business performance criteria selected by the Administrator, which may be determined (1) with respect to the Company and/or one or more of its operating units, (2) in comparison to one or more other companies or an index of other companies, (3) on a relative or absolute basis and/or (4) in comparison to different time periods. For avoidance of doubt, the Performance Goals selected by the Administrator for a given Bonus Year are not required to be identical for all Eligible Executives who are eligible to receive a Bonus for such Bonus Year.

Plan means this Annual Performance Bonus Plan.

Potential Preliminary Bonus means, with respect to each Eligible Executive, 70% of the Year-End Bonus that would be earned in accordance with the Annual Determination if results for the first three quarters of the Bonus Year were multiplied by 1.334, but in no event may such amount be in excess of the lesser of (a) $9,000,000 and (b) twice the Eligible Executive’s Target Bonus.

Potential Year‑End Bonus means, with respect to each Eligible Executive, the results obtained by applying the Adjustment Provisions to the Performance Goals, but in no event may such amount be in excess of the lesser of (a) $9,000,000 and (b) twice the Eligible Executive’s Target Bonus.

Preliminary Bonus means, with respect to each Eligible Executive, that amount that the Administrator determines and certifies in accordance with Section 5 hereof, but in no event may such amount be in excess of the lesser of (a) $9,000,000 and (b) twice the Eligible Executive’s Target Bonus.

Repayment Amount means that amount calculated in accordance with Section 7.3 hereof.

Section 409A Period means the short term deferral period specified in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any successor provision (“Section 409A”), in order for payments to not constitute deferred compensation subject to taxation under Section 409A.

Target Bonus means that amount set forth, with respect to each Eligible Executive, in an Annual Determination assuming achievement of the Performance Goals at the “target” level as set forth in such Annual Determination.

Year‑End Bonus means, with respect to each Eligible Executive, that amount that the Administrator determines and certifies in accordance with Section 6 hereof, but in no event may such amount be in excess of the lesser of (a) $9,000,000 and (b) twice the Eligible Executive’s Target Bonus.

2. PURPOSE. The purpose of the Plan is to attract, retain and motivate key senior management employees who are Eligible Executives by providing incentive compensation for the relevant Bonus Year, in accordance with the terms and conditions set forth herein.

3. ADMINISTRATION. The Administrator is authorized to designate Eligible Executives, construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all determinations and to take all actions necessary or advisable for the Plan’s administration. Whenever the Plan (or in the case of an authorized committee that is not the Compensation Committee, within the scope of such committee’s delegated authority) requires, authorizes or allows the Administrator to take any action, make any determination or decision, or form any opinion, then any such action, determination, decision or opinion by or of the Administrator shall be in the absolute discretion of the Administrator and shall be final and binding upon all persons in interest, including the Company and all Eligible Executives, so long as such action, determination, decision or opinion is not arbitrary and capricious.

4. ANNUAL DETERMINATION. On an annual basis, the Administrator shall determine the following with respect to the Bonus Year:

(i) the Eligible Executives;

(ii) one or more Performance Goals for the Bonus Year, which need not be identical for all Eligible Executives for a given Bonus Year;

(iii) the Adjustment Provisions for the Bonus Year for each Eligible Executive;

(iv) the Target Bonus for the Bonus Year for each Eligible Executive; and

(v) such other matters as are appropriate with respect to the Plan and the determination of the Bonus for each Eligible Executive (together, the “Annual Determination”).

The Administrator with respect to any Eligible Executive who is an Executive Officer shall be the Compensation Committee.

5. DETERMINATION OF PRELIMINARY BONUS. After the public release by the Company of its audited results for the third fiscal quarter of the Bonus Year, the Chief Financial Officer shall (a) calculate, with respect to each Eligible Executive, such Eligible Executive’s Potential Preliminary Bonus, and (b) deliver these calculations to the Administrator. The Administrator shall, prior to the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive’s Preliminary Bonus, which, except as provided in the next sentence, shall be the Potential Preliminary Bonus. Notwithstanding the foregoing, the Administrator, in its sole discretion, may reduce the Preliminary Bonus of such Eligible Executive to such amount that is not less than 70% of the lesser of (a) the Eligible Executive’s Target Bonus and (b) the Eligible Executive’s Potential Preliminary Bonus, as the Administrator may determine.

6. DETERMINATION OF YEAR‑END BONUS. After the public release by the Company of its audited results for the Bonus Year, the Chief Financial Officer shall (a) calculate, with respect to each Eligible Executive, the Potential Year‑End Bonus and (b) deliver such calculations to the Administrator. The Administrator shall, within 90 days of the end of the Bonus Year, review the information submitted by the Chief Financial Officer and certify, in writing, each Eligible Executive’s Year‑End Bonus, which shall be the Potential Year-End Bonus; provided, however, that the Administrator may, in its sole discretion, reduce such Year‑End Bonus to such amount that is not less than the lesser of (a) the Eligible Executive’s Potential Year-End Bonus and (b) 70% of such Eligible Executive’s Target Bonus, as the Administrator may determine.

7. BONUS PAYMENTS. Each Eligible Executive shall be paid a Bonus in accordance with the following:

7.1. Preliminary Bonus. The Company shall pay the Preliminary Bonus to each Eligible Executive after such Preliminary Bonus is certified by the Administrator within an administratively reasonable period of time following such certification, and in any event, within the Section 409A Period. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the date that Preliminary Bonuses are certified by the Administrator, then a pro-rated Preliminary Bonus shall be paid to such Eligible Executive, but only if (a) the termination of employment was by reason of the Eligible Executive’s death, (b) as provided by any agreement or arrangement between the Company and an Eligible Executive,or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Preliminary Bonus in any amount shall be paid to such Eligible Executive. Any payment of a Preliminary Bonus shall be conditioned on the Eligible Executive’s obligation, if applicable, to satisfy the repayment obligation set forth in Section 7.3.

7.2. Final Bonus. The Company shall pay the Final Bonus to each Eligible Executive after the Year-End Bonus is certified by the Administrator within an administratively reasonable period of time following such certification, and in any event, within the Section 409A Period. Notwithstanding the foregoing, or anything appearing elsewhere herein, if an Eligible Executive is not employed by the Company on the last day of the Bonus Year, then a pro-rated Final Bonus shall be paid to such Eligible Executive but only if (a) the termination of employment was by reason of the Eligible Executive’s death, (b) as provided by any agreement or arrangement between the Company and an Eligible Executive, or (c) under such circumstances as the Administrator, in its sole discretion, may determine; otherwise, no Final Bonus in any amount shall be paid to such Eligible Executive.

7.3. Repayment of Preliminary Bonus. If the Year‑End Bonus for an Eligible Executive is less than such Eligible Executive’s Preliminary Bonus, such Eligible Executive shall repay such difference (the “Repayment Amount”) within fifteen (15) business days of notification thereof. To the extent the Repayment Amount is unpaid, the Company shall, consistent with applicable law, be entitled to deduct the Repayment Amount from any other amounts due by the Company to such Eligible Executive, and to pursue any and all other legal and equitable remedies to recover such Repayment Amount.

8. EMPLOYMENT. The selection of an employee as an Eligible Executive shall not affect any right of the Company to terminate, with or without cause, with or without advance notice, and for any reason or no reason, such person’s employment at any time.

9. WITHHOLDING TAXES. The Company shall, to the extent permitted by law, have the right to deduct from a Bonus any federal, state or local taxes of any kind required by law to be withheld with respect to such Bonus.

10. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN. The Board or the Administrator may at any time amend, alter, suspend, or discontinue this Plan.

11. INDEMNIFICATION OF ADMINISTRATOR. Indemnification of members of the group constituting the Administrator for actions with respect to the Plan shall be in accordance with the terms and conditions of separate indemnification agreements, if any, that have been or shall be entered into from time to time between the Company and any such person. In addition, each of the members of the group constituting the Administrator shall be indemnified by the Company to the fullest extent not prohibited under California law with respect to any and all actions, determinations, decisions or opinions made with respect to the Plan that satisfy the standard set forth in Section 3 above.

12. APPLICATION OF CLAWBACK POLICY. In the event that the Company issues a restatement of its financial results for a period falling within the “Recovery Period” (as that term is defined in the Clawback Policy) with respect to which a Bonus was determined after payment of such Bonus to an Eligible Executive subject to the Clawback Policy (“Clawback Executive”), which restatement decreases the level of achievement of one or more Performance Goals from the level(s) previously certified by the Administrator, then such Clawback Executive will be required to deliver to the Company, within an administratively reasonable period of time after such Clawback Executive’s receipt of written notification from the Company, an amount in cash equal to the amount of the Bonus that would not have been paid to the Clawback Executive based on the restated financial results.

13. UNFUNDED PLAN. The Plan is not funded. Any Bonus shall be paid from the general assets of the Company and paid in the form of cash. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company. No trust, account or other separate fund or segregation of assets will be established for payments pursuant to the Plan.

14. SECTION 409A. The Plan is intended to be exempt from Section 409A and shall be administered and interpreted accordingly. Notwithstanding any other provision of the Plan, if any provision of the Plan conflicts with the requirements of Section 409A, the requirements of Section 409A shall supersede any such provision. In no event will the Company be liable for any additional tax, interest or penalties that may be imposed on an Eligible Executive by Section 409A or any damages for failing to comply with Section 409A.

15. HEADINGS. The headings used in this Plan are for convenience only, and shall not be used to construe the terms and conditions of the Plan.

16. GOVERNING LAW. The Plan will be governed by and construed in accordance with the laws of the State of California, without regard to choice of law principles of California or other jurisdictions. Any action, suit, or proceeding relating to the Plan or any Bonus paid or payable under the Plan shall be brought in the state or federal courts of competent jurisdiction in the State of California.

END OF PLAN DOCUMENT